Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF JINKOSOLAR HOLDING CO., LTD.

Paker Technology Limited, incorporated in Hong Kong Special Administrative Region of the People’s Republic of China

JinkoSolar International Limited, incorporated in Hong Kong Special Administrative Region of the People’s Republic of China

JinkoSolar (U.S.) Inc., incorporated in the United States

JinkoSolar GmbH, incorporated in Germany

Jiangxi Jinko Solar Co., Ltd., incorporated in the People’s Republic of China

Zhejiang Jinko Solar Co., Ltd., incorporated in the People’s Republic of China

Zhejiang Jinko Trading Co., Ltd., incorporated in the People’s Republic of China

Jinko Solar Import and Export Co., Ltd., incorporated in the People’s Republic of China